Hudson's Grill of America, Inc.               For Immediate Release
    16970 Dallas Parkway                          Contact: Thomas A. Sacco
    Suite # 402                                   Telephone: 972-931-9237
    Dallas,Texas 75248-1928                       e-mail: sacco@hudsonsgrill.com

    Hudson's Grill Announces the Sale of Its
    Pomona Restaurant and the Settling of Its
    Trademark Infringement Lawsuit

    Thursday, March 6, 1997


    Dallas, TX - The sale of its interest in the Hudson's Grill restaurant located in Pomona, California, was announced today by Hudson's Grill of America, Inc., from its corporate offices, based in Dallas, Texas. The Company also announced that it had settled its lawsuit against a former franchisee for trademark infringement and unfair trade practices.

    David L. Osborn, president of Hudson's Grill of America, released the following information. "We're pleased to announce that Burgers of Diamond Bar, in which Mr. Mike Miller is a general partner, has bought our interest in the Hudson's Grill restaurant in Pomona, California. This same group has entered into an agreement with us to lease two other Hudson's Grill restaurants, located in Whittier, California, and Westlake, California."

    The purchase price of the Pomona restaurant was $120,200 in cash and notes, the execution of an 96 month lease of the equipment in the restaurant, and the assumption of the lease for the premises.

    Hudson's also announced some of the terms of its settlement with its former franchisee in Bend, Oregon. The former franchisee agreed to pay for Hudson's attorney's fees and the attorney's fees of a third party; to release funds formerly tendered back to it; and to pay additional damages to Hudson's. The total amount of the settlement is about $31,800.

    Hudson's Grills are celebrating their 13th year of operation, and the Company is publicly traded on NASDAQ under the symbol HDSG.




    Exhibit A